AquaBounty Technologies, Inc.
Results for the quarter and six months ended June 30, 2018
MAYNARD, Massachusetts, August 7, 2018 - AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a biotechnology company focused on enhancing productivity in the aquaculture market and a majority-owned subsidiary of Intrexon Corporation (NYSE: XON), announces the Company’s financial results for the second quarter and six months ended June 30, 2018.
Financial and Operational Summary:

•	Completed the second sale of AquAdvantage Salmon from our farm in Panama;

•	stocked our Indiana farm with traditional Atlantic salmon eggs while waiting for approval from the U.S. Food and Drug Administration (“FDA”) to import AquAdvantage Salmon eggs;

•
net loss for the six-month period ended June 30, 2018, increased to $5.2 million from $4.1 million in the corresponding period of the previous year, reflecting pre-production costs at the Indiana farm and R&D activities at the Rollo Bay hatchery; and

•	cash and cash equivalents at June 30, 2018, were $3.5 million (December 31, 2017: $0.5 million).
Commencement of Operations in Indiana with Traditional Atlantic Salmon:
AquaBounty previously announced that it had received FDA approval to raise AquAdvantage Salmon at its land-based contained facility near Albany, Indiana. However, the Company is currently prevented from importing its AquAdvantage Salmon eggs from Canada due to the existence of an “Import Alert” pending the FDA’s issuance of final labelling guidance for the product. The Company has indicated that it is fully prepared to comply with labelling requirements for its product in order for this process to conclude in the near term. In the interim, the Company has stocked the Indiana farm with traditional Atlantic salmon eggs and has commenced grow-out activities.
Ronald Stotish, Chief Executive Officer of AquaBounty, stated: “In this quarter, we completed our second sale of AquAdvantage Salmon harvested from our Panama farm and stocked our Indiana farm with traditional Atlantic salmon eggs. This stocking has allowed us to start operations at the facility, while we wait for the lifting of the import alert on AquAdvantage Salmon, which we anticipate in the second half of the year.”
Dr. Stotish to Present at Investor Conference:
Ronald Stotish will be presenting at the 20th Annual Global Investment Conference in New York City, sponsored by H. C. Wainwright on September 4-6, 2018. A live webcast of the presentation will be available on the “Investor-Events” page of the Company’s website (www.aquabounty.com).
About AquAdvantage Salmon - AquAdvantage Salmon is an Atlantic salmon that has been bioengineered to grow to market size in about half the time of a traditional farmed Atlantic salmon. It improves the economics of producing salmon in land-based contained facilities. AquAdvantage Salmon is a healthy, environmentally sustainable alternative to imported farmed Atlantic salmon.
For further information, please contact:
Dave Conley, Director of Communications
AquaBounty Technologies, Inc.
613 294 3078
Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements regarding the potential for and possible timing of the FDA’s issuance of final labeling guidance, the lifting of the Import Alert, the import of AquAdvantage Salmon eggs into the United States, and the raising of traditional Atlantic salmon and AquAdvantage Salmon at the Indiana farm site facility, and the potential for developments resulting from R&D activities. Forward-looking statements may be identified with words such as “will,” “may,” “expect,” “plan,” “anticipate,” “upcoming,” “believe,” “estimate,” or similar terminology, and the negative of these terms. Forward-looking statements are not promises or guarantees of future performance and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, please refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.aquabounty.com and on the SEC’s website at www.sec.gov.

AquaBounty Technologies, Inc.
Consolidated Balance Sheets
(Unaudited)

	As of
	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$3,518,806	$492,861
Certificate of deposit	12,820	13,422
Other receivables	101,328	183,926
Inventory	82,429	172,363
Prepaid expenses and other current assets	394,594	527,322
Total current assets	4,109,977	1,389,894

Property, plant and equipment, net	23,617,701	21,802,976
Definite-lived intangible assets, net	178,143	184,995
Indefinite-lived intangible assets	191,800	191,800
Other assets	162,093	162,093
Total assets	$28,259,714	$23,731,758

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$1,168,875	$2,666,855
Current debt	58,377	49,794
Total current liabilities	1,227,252	2,716,649

Long-term debt	2,932,573	3,034,420
Total liabilities	4,159,825	5,751,069

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized;
12,848,376 (2017: 8,895,094) shares outstanding	12,848	8,895
Additional paid-in capital	138,262,298	126,718,186
Accumulated other comprehensive loss	(411,813)	(213,884)
Accumulated deficit	(113,763,444)	(108,532,508)
Total stockholders’ equity	24,099,889	17,980,689

Total liabilities and stockholders’ equity	$28,259,714	$23,731,758

AquaBounty Technologies, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues
Product revenues	$47,898	$53,278	$66,995	$53,278

Costs and expenses
Product costs	47,287	50,777	63,519	50,777
Sales and marketing	76,381	202,910	158,028	411,198
Research and development	880,822	936,317	1,858,639	1,656,339
General and administrative	1,827,991	950,348	3,214,864	2,071,136
Total costs and expenses	2,832,481	2,140,352	5,295,050	4,189,450

Operating loss	(2,784,583)	(2,087,074)	(5,228,055)	(4,136,172)

Other income (expense)
Gain on disposal of equipment	10,585	—	11,745	—
Interest expense	(5,283)	(5,253)	(10,685)	(10,533)
Other income (expense), net	(1,868)	(1,109)	(3,941)	(2,474)
Total other income (expense)	3,434	(6,362)	(2,881)	(13,007)

Net loss	$(2,781,149)	$(2,093,436)	$(5,230,936)	$(4,149,179)

Other comprehensive income (loss):
Foreign currency translation gain (loss)	(85,811)	22,437	(197,929)	8,151
Total other comprehensive income (loss)	(85,811)	22,437	(197,929)	8,151

Comprehensive loss	$(2,866,960)	$(2,070,999)	$(5,428,865)	$(4,141,028)

Basic and diluted net loss per share	$(0.22)	$(0.24)	$(0.42)	$(0.48)
Weighted average number of common shares -
basic and diluted	12,787,761	8,892,213	12,366,657	8,647,861